Exhibit-99


SBC CHANGES FUNDING POLICY, FUTURE DEBT TO BE RAISED BY PARENT COMPANY

San Antonio, Texas, January 5, 2000

SBC Communications Inc. (SBC) today announced it will discontinue debt-raising activities at its subsidiaries in order to align its financial strategy with its business strategy. Reflecting its transformation from a regional service provider to one with a national scope and global focus, SBC will raise debt only at its parent unit, SBC Communications Inc., to fund its entire operations.

In connection with this change, SBC has guaranteed existing publicly issued debt securities (not otherwise guaranteed by SBC) issued by Ameritech Capital Funding Corporation; Illinois Bell Telephone Company; Indiana Bell Telephone Company, Inc.; Michigan Bell Telephone Company; The Ohio Bell Telephone Company; Pacific Bell Telephone Company; Southern New England Telecommunications Corporation; The Southern New England Telephone Company; Southwestern Bell Telephone Company and Wisconsin Bell, Inc. Each guaranty will apply as long as the individual company remains a wholly- owned subsidiary of SBC.

Effective with the third quarter of 1999, SBC is no longer required by the SEC to report separately on a subsidiary basis.

SBC is taking this action to capitalize upon efficiencies and economies of scale in raising funds in the capital markets, and in no way indicates a change in the financial strength or quality of SBC's local operating subsidiaries.